EXHIBIT 99

The Spiegel Group Reports June Sales

DOWNERS GROVE, Ill. - July 10, 2003 - The Spiegel Group (Spiegel, Inc.) today reported net sales of $160.2 million for the five weeks ended
June 28, 2003, a 19 percent decrease from net sales of $196.6 million for the five weeks ended June 29, 2002.
  For the 26 weeks ended June 28, 2003, net sales declined 22 percent to $840.2 million from $1.071 billion in the same period last year.
  The company also reported that comparable-store sales for its Eddie
Bauer division decreased 7 percent for the five-week period and 9 percent for the 26-week period ended June 28, 2003, compared to the same periods last year. Eddie Bauer retail sales reflect positive customer response to its women's apparel offer, offset by continued weakness in its men's apparel offer.
  The Group's net sales from retail and outlet stores fell 18 percent compared to last year, reflecting the decline in comparable-store sales and, more significantly, the impact of store closings. At the end of June, the company's store base was 19 percent lower than last year. In addition to planned store closings, the reduction in stores includes
60 Eddie Bauer retail and outlet stores, 16 Spiegel outlet and clearance stores and five Newport News outlet stores that were previously identified for closing as part of the company's ongoing reorganization process.
  Direct net sales (catalog and e-commerce) for the Group decreased
19 percent compared to last year, primarily due to lower customer demand and a planned reduction in catalog circulation at Spiegel Catalog and Newport News. Sales declines at Spiegel Catalog and Newport News were offset somewhat by higher direct net sales at Eddie Bauer, which were driven by the shift in the mailing of its Ultimate Summer Sale catalog to June of this year from July of last year and increased online promotions.
  In addition, the company believes that direct sales, and to a lesser extent store sales, continue to be negatively impacted by the company's decision in early March to cease honoring the private-label credit cards issued by First Consumer National Bank to customers of its merchant companies (Eddie Bauer, Newport News and Spiegel Catalog). In early May, the company launched new credit card programs using a third-party credit card provider. The company stated that it is very pleased to have the new credit card programs in place to strengthen their marketing efforts, however, it will take time to rebuild customer utilization of its private-label credit cards.
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward Looking Statements
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the DIP facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the sale or liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com